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                                                                     EXHIBIT 4.K
[The Prudential Logo]                  The Prudential
                                       Insurance Company
                                       of America

Contract-Holder:

                        COMERICA BANK AS TRUSTEE OF THE
            FORD MOTOR COMPANY SAVINGS AND STOCK INVESTMENT PLAN FOR
                              SALARIED EMPLOYEES,
       FORD MOTOR COMPANY TAX-EFFICIENT SAVINGS PLAN FOR HOURLY EMPLOYEES
                                      AND
                        THE INCOME FUND ELECTION OF THE
                           FORD CREDIT SAVINGS PLAN

             In this Contract, the above plans are the "Plans" and
                         any one of them is the "Plan".

Jurisdiction:
  Michigan                       Group Pension Annuity Contract No.:
                                  GA-5065-281

Pages Attached:                  Effective Date of Contract:

1, 2, 3, 4, 5, 6, 7, 8            January 1, 1994, pursuant to
                                  offer accepted on October 13, 1993

This Contract sets forth the terms and conditions that apply to the amounts
received under it.   It provides for crediting interest and repaying the
amounts, including credited interest, and an option to purchase annuities.

 COMERICA BANK AS TRUSTEE OF THE               THE PRUDENTIAL INSURANCE COMPANY
 FORD MOTOR COMPANY SAVINGS AND STOCK                    OF AMERICA
 INVESTMENT PLAN FOR SALARIED EMPLOYEES,     c/o The Prudential Asset Management
 FORD MOTOR COMPANY TAX-EFFICIENT SAVINGS             Company, Inc.
 PLAN FOR HOURLY EMPLOYEES AND                       71 Hanover Road
 THE INCOME FUND ELECTION OF                  Florham Park, New Jersey 07932
 THE FORD CREDIT SAVINGS PLAN
 100 Renaissance Center
 Detroit, Michigan  48243

                                                      /s/ Robert C. Winters
                                                    Chairman of the Board and
                                                     Chief Executive Officer

By:  /s/ J. A. McIntosh
     Title:  First Vice President
Date:    2-16-94                                      /s/ Dorothy K. Light
                                                            Secretary
Countersigned by:
/s/ James Bend                                Attest:  /s/ Arthur S. Heller
Licensed Resident Agent
                                              Date:   March 29, 1994
Date:     3/14/94



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ARTICLE I.   ACCOUNT; SUB-ACCOUNTS; ADDITIONS; INTEREST CREDITED:

1.1  Account; Sub-Accounts; Additions; Interest Credited:

     The Prudential will maintain Sub-Accounts to record the amounts held
     under this Contract with respect to the Plans.   The Sub-Accounts will be
     identified as follows:

     Sub-Account                   Plans
     -----------                   -----

       5065-281                    Ford Motor Company Savings and Stock
                                     Investment Plan for Salaried Employees and
                                   Ford Motor Company Tax-Efficient Savings
                                     Plan for Hourly Employees

       5065-282                    Ford Motor Credit Company Savings Plan

     Both of the above Sub-Accounts are the "Account".

     The Contract-Holder will promptly remit to The Prudential for addition to the Account

     - 100% of the amounts becoming available on June 30, 1994 (projected to be approximately $280,000,000.00) representing the maturing proceeds of the 1991 class year contract issued with respect to the Plans that Plan participants have not elected to direct out of the Plans' Income Funds (the "Funds") and

     - 100% of the amounts that Plan participants direct to the Funds from January 1, 1994 through December 31, 1994.

     The Contract-Holder will provide The Prudential with written direction of the amount of additions to be added to each Sub-Account. The last addition to the Account must be received by The Prudential no later than January 15, 1995.

     In no event will net additions (additions to the Account pursuant to this section 1.1, less withdrawals pursuant to section 2.1) exceed $360,000,000.00. The Prudential and the Contract-Holder agree, if necessary, to make a good faith effort to avoid exceeding $360,000,000.00 before December 31, 1994.

     Other amounts may be added to the Account with The Prudential's consent. Each amount will be added to the Account on the day The Prudential receives it. No amounts which arise as the result of

     - a change in the Plan, or

     - a change in the investment mix of an investment election under the Plan, or

     - the addition after December 31, 1993, but prior to January 1, 1995 of a subsidiary or a group of employees,

     which is likely to increase the amounts which may be directed to the Fund and result in a material and adverse financial effect on The Prudential

                                     -1-
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     may be added to the Account.  The Prudential may waive this restriction as to any change, but the Contract-Holder is not obligated to commit such increase in amount to the Account. Also, no amounts may be added to the Account if the Plan ceases to meet the requirements for qualification under the Federal Internal Revenue Code. A Plan change required so that the Plan will continue as a plan meeting the requirements for qualification under the Federal Internal Revenue Code will not be considered as one having a material and adverse financial effect on The Prudential.

     At the end of any day the amount of the Account is equal to the additions to the Account plus credited interest, less the amounts withdrawn from it. The Prudential credits interest to the Account at the
     effective annual rate of 4.94%.   Interest is credited at the end of each
     day on the amount of the Account at the end of the preceding day.   The
     interest rate stated above is net of the expenses of this Contract.

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ARTICLE II.   WITHDRAWALS:

2.1  Participant-Initiated Withdrawals:

     Before June 30, 1997, the Contract-Holder will withdraw amounts from the Account to honor 100% of the requests for payments from the 1994 Income Fund made by Plan participants pursuant to the terms of the Plans. The Contract-Holder will provide The Prudential with written direction of the amount to be withdrawn from each Sub-Account.

     The Contract-Holder will give prompt notice to The Prudential of each withdrawal. The amount withdrawn will be paid to the Contract-Holder within two Business Days after The Prudential receives the notice. ("Business Day" is a day on which the principal office of The Prudential in Newark, New Jersey, is open for business.)

     If any of the following happens, withdrawals which, in The Prudential's judgment made in good faith, would not have occurred except for that happening will not be made, unless agreement can be reached as follows. The Prudential and the Contract-Holder will make a good faith effort to reach an agreement to permit these withdrawals on a basis which will mitigate any material and adverse financial effect on The Prudential. The events are:

     -  a Plan change that reasonably can be expected to alter materially
        the amounts to be directed out of the Fund.   (A Plan change required
        so that the Plan will continue as a plan meeting the requirements for qualification under the Federal Internal Revenue Code will not be considered as one expected to alter materially the direction of amounts.)

     - the addition to, or elimination from, the Plan of an investment election that reasonably can be expected to alter materially the amounts directed out of the Fund.

     - a change in the investment mix of an investment election offered under the Plan (including, for example, the addition of marketable securities to the Fund) that reasonably can be expected to alter materially the amounts directed out of the Fund.

     - a change in the withdrawal method that reasonably can be expected to alter materially the amounts directed out of the Fund.

     - the distribution of communication material to Plan participants that reasonably can be expected to alter materially the amounts directed out of the Fund. Communication material that is designed to assure compliance with fiduciary responsibility rules under federal law will not be considered to alter materially the direction of amounts. This includes communication material that provides a fair and accurate description of the risk and reward characteristics of the investment elections under the Plan.

     In addition, if there is any Plan change, or other action initiated by the Contract-Holder or Plan sponsor, which results in a significant reduction in the amount of participant-initiated withdrawals requested from the Fund, The Prudential and the Contract-Holder will make a good faith effort

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     to reach an agreement which will mitigate any material and adverse financial effect on The Prudential.

     Upon complete or partial termination of the Plan, the removal of a specifically identifiable group of employees from coverage under the Plan (such as a group layoff or early retirement incentive program), or closing or sale of a subsidiary, employing unit or affiliate not covered under the next paragraph, any payments resulting from withdrawals for such events which are in excess of 20% of the amount of the Account will be equal to the lesser of the book value and the market value of the amount withdrawn. The market value of such excess amount will be equal to:

                       A x [(1 + ic)/(1 + iw + .0075)]N

     where,

           A is the amount of the Account to be withdrawn which is subject to a market value adjustment.

           ic is the yield to maturity (expressed as a decimal) of the most recently issued "on the run" Treasury bill, note or bond on the date the offer was accepted with a duration equal to the duration of this Contract on the date the offer was accepted, as quoted in The Wall Street Journal on the Business
                 Day after the date the offer was accepted.   If there is no
                 bill, note or bond with such a duration, then appropriate linear interpolation will be made to derive the corresponding yield.

           iw is the yield to maturity of a Treasury bill, note or bond with a duration equal to the remaining duration of this Contract as quoted in The Wall Street Journal on the Business Day preceding the day the withdrawal becomes effective.

           N is the remaining duration (in years) of this Contract on the day preceding the day the withdrawal becomes effective expressed to four decimal places.

     For the purpose of applying this paragraph, (i) the 20% limitation applies in total to all such events which occur in each January 1 through December 31 period and (ii) the amount of the Account shall be determined
     as of the January 1 preceding the date of the applicable event.   However,
     if any of these events occurs in the January 1, 1994 through December 31, 1994 period, the Account amount as of January 1, 1994 for the purpose of applying the 20% limitation will be based on the amount of additions which are expected to be made to the Account in that period.

     If any employing unit, subsidiary, or affiliate participating in the Plan is sold or terminates its relationship with the Contract-Holder while an amount attributable to such a group remains in the Account, The Prudential will, subject to its review and acceptance of the applicable plan, issue a similar but separate contract on that group's behalf. That portion of the Account (as determined by the Contract-Holder) which is attributable to the affected group will be transferred at book value, by The Prudential to the separate contract. Such transfer will be in full settlement of The Prudential's liability under this Contract for the amount(s) attributable to the affected group. The terms of the contract to be issued to such

                                     -4-
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     group will be consistent with the terms of this Contract, except that there will be an additional one-time issue charge of $2000 due The Prudential under that contract. The Contract-Holder will submit to The Prudential an up-to-date copy of the plan to be covered by the contract. The Prudential will accept such plan for underwriting if its terms are substantially the same as the terms of the Plan previously submitted to The Prudential in connection with the issue of this Contract.

 2.2   Scheduled Withdrawal:

     On June 30, 1997, The Prudential will withdraw the remaining amount of the Account as of that day. On the date of the withdrawal The Prudential will, unless the Contract-Holder requests otherwise, make a transfer payment of the amount withdrawn.

     The Contract-Holder may request, at least 30 days before the date on which a withdrawal is to be made, that the transfer payment not be made. If the Contract-Holder makes this request and does not rescind it, the following will apply:

     (1) The amount withdrawn will be held in an account under this Contract and credited with interest at an effective annual rate specified by The Prudential in a notice to the Contract-Holder at least ten Business Days before the date of the withdrawal.

     (2) On the fifth anniversary of the withdrawal date, The Prudential will withdraw the amount of the account to provide a single sum transfer payment.


     The interest rate to be credited in accordance with item (1) will be not less than the yield on U.S. Treasury securities with a period to maturity of five years, less 0.50%. This yield will be the latest yield for five year constant maturities published by the Federal Reserve Board. The Contract-Holder may rescind the request that a transfer payment not be made. Notice of rescission must be given to The Prudential five or more Business Days before the date of withdrawal.

     The procedure described in the preceding two paragraphs will be repeated at the end of each five year period until no amount remains under this Contract or, if earlier, the 25th anniversary of the Effective Date.

     Any transfer payment to be made in accordance with this section will be made to the Contract-Holder or to any payee named by the Contract-Holder who is a funding agent for the Plan.

     If the day of any withdrawal described in this section is not a Business Day, the withdrawal will be made on the next Business Day. Interest will be credited to the withdrawal amount at the effective annual rate then being credited to the Account for the number of days from the withdrawal day to the Business Day on which the withdrawal is made.

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ARTICLE III.  ANNUITY OPTION:

     The Contract-Holder may, but need not, purchase an annuity under this Contract when a pension begins under the Plan. The annuity may be in any payment form The Prudential is then selling except that it may not be a variable annuity. The Prudential will issue a certificate describing the annuity's payment terms.

     If the age or sex of any person receiving annuity payments hereunder is found to be misstated, the amount of such payments will be changed based on the correct information without changing the date of first payment of
     such annuity.   If the information results in an increase, the extra
     amount due will be paid when the records are corrected.   If the change
     results in a decrease, the extra amount paid will be deducted from later payments.

     The annuity purchase price will be paid by a withdrawal from the amounts held under this Contract. Any such withdrawal on or before June 30, 1997 from the Account will be made on the same basis as withdrawals
     under section 2.1.   For any such withdrawals after June 30, 1997, the
     amount applied to purchase the annuity will be equal to the smaller of the book value and the market value of sufficient future contractual payments to provide the purchase price. To determine its book value, each such payment will be discounted to the annuity purchase date at the interest rate specified in the notice described in subsection 2.2(1). To determine its market value, each such payment will be discounted to the annuity purchase date at the interest rate equal to the sum of 1.0% and the yield on the annuity purchase date of U.S. Treasury securities with a period to maturity equal to the period to the due date of such payment. Withdrawals to purchase annuities may be made at any time while any amount remains under this Contract.

     The purchase price will be determined on the basis of assumptions as to future interest rates, mortality rates, and expenses related to the annuity. The mortality rates and expenses will be determined on the same basis as that used by The Prudential for its non-participating group maturity funding contracts on the Effective Date. The interest rate used to determine the purchase price will be not less than the yield on U.S. Treasury securities maturing ten years from the date on which the withdrawal is made, less 0.75%. This yield will be the latest yield for
     ten year constant maturities published by the Federal Reserve Board.   In
     no event will the purchase price be greater than the amount required to purchase such annuity under The Prudential's non-participating group maturity funding contracts on the date of purchase.

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ARTICLE IV.   GENERAL TERMS:

   Any of the officers of The Prudential named below may act for it.

   Chairman of the Board and                 Vice Chairman
     Chief Executive Officer                 Vice President
   President                                 Assistant Secretary
   Secretary


   The Contract-Holder will name its representative(s) who may act for it.

   The Contract-Holder and The Prudential may agree to change this Contract in any way at any time. No changes that are not mutually agreed upon may be made.

   Communications between the Contract-Holder and The Prudential will be
   in writing to their addresses shown on the signature page.   Each may
   substitute a different address.

   The Contract-Holder will give The Prudential a copy of

   -  the Plan in effect on the Effective Date of this Contract,

   - each later material Plan change on or before the date the Plan change is announced to Plan participants, or, if earlier, before the date the change takes effect,

   -  Form 5310 if an application is filed with the Internal Revenue
      Service for partial or complete termination of the Plan or for merger, consolidation or transfer of the Plan's assets,

   - any written description of this Contract prepared for Plan participants, as soon as it is available, and

   -  any communication material distributed to Plan participants relating
      to the investment elections available under the Plan.   If the
      Contract-Holder is other than the Plan sponsor, the Contract-Holder will make a reasonable and good faith effort to obtain such communication material from the Plan sponsor.

   The Prudential may require the Contract-Holder to provide reasonable proof

   -  of the terms of the Plan then in effect,

   - that any addition to or withdrawal from the Account is being made pursuant to this Contract.

   Dollars and cents refer to currency of the United States of America.

   If there is no payee to accept a payment due under this Contract, The Prudential will hold the payment until a proper payee is determined. Interest will be credited on the payment form the date it was due to the date of its actual payment at an effective annual rate of interest based on the average annual yield for 30 day Treasury Bills for that period.

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